Exhibit 10.1

Program Agreement

This Program Agreement (“Agreement”) is entered into by and between Monaco Coach Corporation (“Monaco”) and GE Commercial Distribution Finance Corporation (“CDF”).

WITNESSETH:

WHEREAS, Monaco desires that CDF provide the Program to certain Dealers;

WHEREAS, Monaco and CDF desire to agree upon terms and conditions pursuant to which CDF will provide the Program to Dealers.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Monaco and CDF agree as follows:

1.             Definitions.

“Business Day” means any day the Federal Reserve Bank of Chicago is open for the transaction of business

“Dealer” means any retail dealer of Inventory in the United States of America, including Risk Pool Dealers.

“Guaranty” means the Guaranty by Monaco in Section 4 of this Agreement.

“Inventory” means goods consisting of recreational vehicles of any type sold by Monaco.

“Prime Rate” means for any calendar month the highest “prime rate” published in the “Money Rates” column of the Wall Street Journal on the first Business Day of such month.

“Program” means the financing program for Risk Pool Dealers as set forth in this Agreement.

“Risk Pool Facilities” means Risk Pool A Facilities and Risk Pool B Facilities.

“Risk Pool A Facilities” means the credit facilities designated for Risk Pool A Dealers, provided by CDF to such Dealers and guaranteed by Monaco under this Agreement.

“Risk Pool A Dealers” means Dealers which have been identified in writing by Monaco and accepted by CDF for inclusion in a Risk Pool A Facility.

“Risk Pool A Guaranty Limit” means for each Risk Pool A Dealer, an amount which is the greater of (a) One Hundred Thousand Dollars ($100,000), and (b) twenty-five percent (25%) of such Risk Pool A Dealer’s outstanding principal loan balance for Inventory under a Risk Pool A Facility (subject to the limits on such loan balance provided in Section 3.2 hereof).

“Risk Pool B Facilities” means the credit facilities designated for a Risk Pool B Dealers, provided by CDF to such Dealers and guaranteed by Monaco under this Agreement.

“Risk Pool B Dealers” means Dealers which have been identified in writing by Monaco and accepted by CDF for inclusion in a Risk Pool B Facility.

“Risk Pool B Guaranty Limit” means for each Risk Pool B Dealer, one hundred percent (100%) of the Risk Pool B Dealer’s outstanding principal loan balance for Inventory under a Risk Pool B Facility (subject to the limits on such loan balance provided in Section 3.3 hereof).

“Risk Pool Dealers” means Dealers which are Risk Pool A Dealers or Risk Pool B Dealers.

“Risk Pool Inventory” means Inventory financed for a Risk Pool Dealer and allocated to a Risk Pool Facility.

“Terms Letter” means that certain Terms Letter, dated as of the date hereof, executed by CDF and acknowledged by Monaco.

2.             Financing Terms.

2.1           Program Terms.  The terms for financing provided by CDF to Risk Pool Dealers shall be in accordance with the terms set forth in the Terms Letter.

2.2           Credit Underwriting and Documentation.  CDF will use its credit underwriting and documentation practices.  All decisions regarding the approval of Dealers for financing, credit facility amounts, documentation requirements and management of the Dealers’ lending relationship with CDF will be solely those of CDF.

3.             Risk Pool Facilities.

3.1           General.  The obligations of Risk Pool Dealers under the Risk Pool Facilities will be guaranteed by Monaco in an amount not to exceed the Risk Pool A Guaranty Limit or the Risk Pool B Guaranty Limit, as applicable.  These Dealers will be mutually agreed upon in writing from time to time in the form of Exhibit A attached hereto or in some other mutually acceptable writing between the parties from time to time.

3.2           Risk Pool A Dealers.  Without limiting the ability of CDF and Monaco to mutually agree on designating a Dealer as a Risk Pool A Dealer or the amount of the Dealer’s obligations to be guaranteed, the Risk Pool A Dealers will generally have the following characteristics:  (a) need for a temporary increase in their CDF credit facility; (b) have satisfactory experience with Monaco or CDF; (c) have a minimum of two years RV sales experience; and (d) have a CDF credit facility or obtain a primary credit facility with CDF, subject to CDF’s credit underwriting approval and complete documentation, prior to the Dealer’s designation as a Risk Pool A Dealer.  The amount of the credit facility dedicated to financing Inventory for each Risk Pool A Dealer will not be more than $5,000,000, unless agreed by Monaco and CDF.  The total amount of Risk Pool A Facilities outstanding at any time with respect to Risk Pool A Dealers will not exceed $15,000,000, unless agreed by Monaco and CDF.

3.3           Risk Pool B Dealers.  Without limiting the ability of CDF and Monaco to mutually agree on designating a Dealer as a Risk Pool B Dealer or the amount of the Dealer’s obligations to be guaranteed, the Risk Pool B Dealers will generally have the following characteristics:  (a) unable to obtain a credit facility in an amount desired by the Dealer; (b) have satisfactory experience with Monaco or CDF; (c) have a minimum of two years RV sales experience; and (d) may or may not have a CDF credit facility, however, the Dealer must obtain a credit facility with CDF, subject to CDF’s credit underwriting approval and complete documentation, prior to the Dealer’s designation as a Risk Pool B Dealer.  The amount of the credit facility dedicated to financing Inventory for each Risk Pool B Dealer will not be more than $2,000,000, unless agreed by Monaco and CDF.  The total amount Risk Pool B Facilities outstanding at any time with respect to Risk Pool B Dealers will not exceed $10,000,000, unless agreed by Monaco and CDF.

3.4           Risk Pool Inventory.

3.4.1        Purpose of Risk Pool Facilities.  The purpose of establishing a credit facility for a Dealer under a Risk Pool Facility is to permit the Dealer to obtain financing for greater amounts of Inventory that CDF would not otherwise provide without the guaranty of Monaco.  A Dealer may have a credit facility for Inventory which is not part of a Risk Pool Facility.

3.4.2        Identification of Risk Pool Inventory.  Inventory sold to Risk Pool Dealers will be identified by Monaco as Risk Pool Inventory on a good faith basis to accomplish the purposes of this Agreement.  Such identification will be made at the time that the approval for the financing of the Inventory is obtained.  In addition, Monaco will identify the Risk Pool Inventory on the invoice, provided, that the failure to make such designation will not reduce Monaco’s obligations.

3.4.3        Term in Risk Pool.  Inventory financed under Risk Pool A Facilities will generally remain financed under Risk Pool A Facilities for 180 days from the original invoice date and after such period, at CDF’s discretion, Inventory in Risk Pool A Facilities will be transferred from Risk Pool A Facilities to the Dealer’s credit facility outside of a Risk Pool A Facility.  Inventory financed under Risk Pool B Facilities will remain in Risk Pool B Facilities until the Dealer has paid CDF indefeasibly in full.

4.             Guaranty of Risk Dealers.  Monaco guarantees the full and punctual payment and performance when due, whether upon demand, at maturity or earlier by reason of acceleration or otherwise, and at all times thereafter, of the outstanding principal amount of the indebtedness of each Risk Pool Dealer to CDF for the Risk Pool Inventory, whether such indebtedness is direct, indirect, acquired, joint and/or several, existing, future, arising before or after a bankruptcy of a Risk Pool Dealer, contingent or otherwise in an amount not to exceed: (a) the Risk Pool A Guaranty Limit with respect to Risk Pool A Dealers; and (b) the Risk Pool B Guaranty Limit with respect to Risk Pool B Dealer (collectively, the “Liabilities”).

This Guaranty is a guarantee of payment and not of collection.  Subject at all times to the Risk Pool A Guaranty Limit and the Risk Pool B Guaranty Limit, Monaco agrees that the obligations of Monaco under this Guaranty shall be unconditional irrespective of, at any time, (1) the invalidity or unenforceability of the Liabilities or any agreement or instrument relating to any of the Liabilities (collectively, the “Transaction Documents”), (2) any law, regulation or order in effect in any jurisdiction affecting any of the terms or the rights of CDF with respect to the Liabilities or the Transaction Documents, (3) any change in the time, manner or place of payment of, or in any other term of, all or any of the Liabilities, or any other amendment or waiver of or any consent to departure from any Transaction Document, (4) the absence of any attempt to collect the Liabilities from any Risk Pool Dealer or from any other person primarily or secondarily liable with respect to the Liabilities or of any attempt to realize upon any collateral (whether securing the Liabilities, this Guaranty or otherwise), (5) any exchange, release, non-perfection or other impairment of any collateral or other security, whether relating to any Risk Pool Dealer, Monaco, another guarantor or otherwise, (6) any release of or settlement with any person (including, without limitation, any Risk Pool Dealer and any other guarantor) liable in whole or in part, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Liabilities, (7) CDF’s acceptance at any time of any additional collateral, guarantees or other credit support relating to the Liabilities or this Guaranty, (8) any dispute between CDF and any Risk Pool Dealer, or any termination of credit of any Risk Pool Dealer or modification of the terms thereof, (9) the disallowance in bankruptcy or other proceedings of all or any part of CDF’s claim against any Risk Pool Dealer or any other person liable for any Liabilities, and (10) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Risk Pool Dealer, a guarantor or a surety.

Without limiting the foregoing, but at all times subject to the Risk Pool A Guaranty Limit and the Risk Pool B Guaranty Limit, CDF is hereby authorized, without notice (which is hereby waived by Monaco) and without limiting or otherwise impairing the liability of Monaco hereunder, from time to time to (1) renew, extend, accelerate or otherwise change the time, place or manner for payment of, or other terms relating to, the Liabilities, or otherwise modify, amend, change or waive compliance with the terms of the Liabilities or any of the Transaction Documents, (2) accept partial payments on the Liabilities, (3) take collateral for the Liabilities and the obligations of any other person primarily or secondarily liable on the Liabilities, and exchange, release, realize upon or institute any proceeding to realize upon or liquidate any such collateral, (4) apply such collateral and direct the order or manner of sale thereof as CDF may determine in its discretion, (5) release or compromise, in any manner, or collect or initiate any proceeding to collect the Liabilities or any portion thereof, (6) extend additional loans, credit and financial accommodations and otherwise create additional Liabilities, and (7) enforce or institute any proceeding to enforce any other Guaranty of the Liabilities or release, or compromise in any manner the obligations of, any other person primarily or secondarily liable on the Liabilities.

Upon a default under any Transaction Document, CDF may proceed directly and at once against Monaco to collect the full amount of all or any portion of the liability of Monaco hereunder, without notice and without first proceeding against any Risk Pool Dealer or any other person primarily or secondarily liable on the Liabilities.  CDF shall have the exclusive right to determine the application of payments and credits, if any, from Monaco, any Risk Pool Dealer, or any other person primarily or secondarily liable on the Liabilities.

Until the Liabilities and other obligations of any Risk Pool Dealer to CDF shall have been indefeasibly paid and discharged in full and all Transaction Documents (including any commitments with respect to any Liabilities) have been terminated, Monaco’s claims against any Risk Pool Dealer or any other person primarily or secondarily liable on the Liabilities with respect to or on account of any payment which Monaco may make on account of its obligations under this Guaranty, including without limitation, any right of subrogation, contribution or indemnification or other reimbursement right will be subordinate to CDF’s claims.  Nothing herein shall waive, and Monaco expressly reserves, all rights of subrogation with respect to CDF’s rights and remedies under the Risk Pool A Facilities and the Risk Pool B Facilities at all times after satisfaction in full of the Liabilities and other obligations of any Risk Pool Dealer to CDF.

Monaco waives all right of set off and all notices, presentments, protests and demands of any kind with respect to the Liabilities and this Guaranty (including without limitation demands for performance, notices of non-payment or non-performance, notices of protest, notices of dishonor and notices of acceptance of this Guaranty) and promptness and diligence with respect to the Liabilities.

Monaco agrees that the sale of inventory collateral by CDF to a person who is liable to CDF under a guaranty, endorsement, repurchase agreement or the like shall not be deemed to be a transfer subject to Section 9-618 of the Uniform Commercial Code as in effect in any applicable jurisdiction or any similar provision of any other applicable law, and Monaco waives any provision to the contrary of such laws.  Monaco shall be liable to CDF for any deficiency resulting from CDF’s disposition, regardless of the subsequent disposition of the inventory by the purchaser. Any notice of a disposition shall be deemed reasonable and properly given if given to Monaco at least 10 days before such disposition in accordance with the notice provision below.

Any termination of the Agreement shall not affect the liability of Monaco under this Guaranty with respect to Liabilities created or incurred prior to the effective date of such termination.  Without limiting the foregoing, any such termination shall not relate to any approval for Risk Pool Facilities given by CDF to or for the benefit of any Risk Pool Dealer prior to the effective date of such termination and upon any such termination, Monaco shall nevertheless remain liable with respect to all Liabilities, and the performance of all duties, created or arising theretofore or based on a commitment theretofore entered into or any approval theretofore given to or for the benefit of any Risk Pool Dealer (the “Prior Obligations”) to the full extent of Monaco’s liability therefor as provided herein; provided that once such Prior Obligations as to any Risk Pool Dealer have been repaid, Monaco’s liability with respect to the Guaranty of the obligations of such Risk Pool Dealer shall be terminated in full, and CDF shall not extend further credit to such Risk Pool Dealer under the Risk Pool Facilities .

To the extent that Monaco or any Risk Pool Dealer makes a payment or payments to CDF or CDF enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Notwithstanding anything in this Guaranty to the contrary, the right of recovery against Monaco under this Guaranty is limited to the extent it is judicially determined with respect to Monaco that entering into this Guaranty would violate Section 548 of the United States Bankruptcy Code or any comparable federal, state or other laws relating to fraudulent transfers or the like, in which case Monaco shall be liable under this Guaranty only for amounts aggregating up to the largest amount that would not render Monaco’s obligations under this Guaranty subject to avoidance under Section 548 of the United States Bankruptcy Code or any such comparable laws.

Monaco has made an independent investigation of the financial condition of each Risk Pool Dealer and gives this Guaranty based on that investigation and not upon any representation made by CDF.  Monaco has access to current and future to the financial information of each Risk Pool A Dealer and Risk Pool B Dealer which enables Monaco to remain continuously informed the financial condition of each Risk Pool A Dealer and Risk Pool B Dealer.

5.             Repurchase Agreement.  All Inventory, whether financed for Dealers under the Program or otherwise, remains subject to the terms of the Floorplan Agreement dated May 14, 1993, as amended (“Repurchase Agreement”), and the Terms Letter, in addition to the Guaranty.  Inventory financed under Risk Pool Facilities will be subject to the Repurchase Agreement and the Terms Letter and CDF will not request repurchase of the Risk Pool Inventory separately from all other Inventory that is subject to the Repurchase Agreement and the Terms Letter.

6.             Trademark/Name License.

6.1           Monaco Marks.  Subject to the provisions of this Agreement, Monaco hereby grants CDF a limited, nonexclusive license to use those marks, tradestyles, trademarks, service marks, logos or similar proprietary designations of Monaco as from time to time permitted in writing by Monaco (the “Monaco Marks”) in connection with the establishment, administration and operation of the Program and financing programs provided under the Repurchase Agreement.  Monaco represents and warrants to CDF that Monaco has the right to grant the foregoing license.  CDF shall only use the Monaco Marks in connection with the administration, marketing and promotion of the Program and financing programs provided under the Repurchase Agreement.  As between the parties, Monaco owns all rights in the Monaco Marks, and CDF shall not contest Monaco’s rights in the Monaco Marks, either during the term of this Agreement or thereafter.  CDF’s use of the Monaco Marks, and the goodwill associated with such use, shall inure to the sole and exclusive benefit of Monaco.  CDF’s use of the Monaco Marks shall be limited to the materials necessary to CDF’s administration of the Program and financing programs provided under the Repurchase Agreement, as well as to printed, electronic and broadcast matter advertising and promotion of the Program and financing programs provided under the Repurchase Agreement (collectively, “Program Materials”).  Use of the Monaco Marks in connection with any Program Materials shall be subject to Monaco’s prior written approval, which such approval shall not be unreasonably withheld, and such Program Materials shall be used by CDF in all material respects as approved by Monaco; provided, that once such approval is received, and in the absence of a material alteration thereto by CDF, no further review or approval shall be required for the continued use (including re-printing and re-distribution) of such Program Materials by CDF.  The parties acknowledge and agree that the quality control necessary to support the license granted hereby is found in the terms and conditions of this Agreement.  Anything in the foregoing to the contrary not withstanding, CDF shall cease use of Monaco Marks upon the termination of this Agreement.  The foregoing to the contrary notwithstanding, CDF may refer in any promotional materials or advertisements to “Monaco,” “Monaco Coach” or “Monaco Coach Corporation” in a nominative sense and to the extent necessary to make any disclosures in connection therewith and any such use shall not constitute a use of Monaco’s name or logo type otherwise prohibited hereby.

6.2           CDF Name.  Monaco may not, without CDF’s prior written consent, use CDF’s name or logo type (or the name or logo type of any Affiliate of CDF) in any advertisement, press release or promotional materials.  The foregoing to the contrary notwithstanding, Monaco may refer in any promotional materials or advertisements to “GE,” “GE CDF” or “GE Commercial Distribution Finance” in a nominative sense and to the extent necessary to make any disclosures in connection therewith and any such use shall not constitute a use of CDF’s name or logo type otherwise prohibited hereby.

7.             Termination/Exclusivity.  This Agreement shall be for an initial term commencing on the date of this Agreement and ending on August 1, 2007, and for successive two (2) year terms thereafter, unless at least 180 days prior to the last day of the initial or any renewal term, either party gives notice to the other of the termination of the Agreement to be effective on the last day of the then current term.  During the term of this Agreement, Monaco shall not enter into any agreement or arrangement with any other financial institution to offer any financing program to any Dealer which is as favorable or more favorable to the Dealers than the Program (other than existing floorplan financing arrangements for specific Dealers and extensions, renewals or refinancing thereof); provided, however, if CDF is unable to provide financing to a particular Dealer in an amount satisfactory to the Dealer, Monaco may enter into agreements or arrangements with another financial institution to assist that Dealer to obtain the financing in an amount exceeding that made available by CDF to such Dealer.  Monaco agrees to identify CDF as Monaco’s “preferred financial source,” or other similar designation as mutually agreed upon, in Monaco’s advertisements and other Dealer communications.

8.             Confidentiality.  The proprietary business information provided by one party to the other regarding the implementation of this Agreement and the financing programs provided under the Repurchase Agreement (together, the “Confidential Information”) is intended to be confidential and shall not be made available to third parties; provided, however, Monaco and CDF may provide the Confidential Information to their respective agents, representatives, employees, officers, directors, attorneys, accountants or advisers (“Agents”) and to their respective corporate affiliates or their Agents as may be necessary to evaluate the Confidential Information.  The term “Confidential Information” does not include information which: (a) becomes generally available to the public, other than a result of an unauthorized disclosure by either party; (b) becomes available to either party on a non-confidential basis from a source (other than the parties to this Agreement) which is to such party’s knowledge entitled to disclose it; or (c) is either known by the disclosing party prior to the date of this Agreement (other than solely as a result of the negotiations with respect to this Agreement) or is developed by the disclosing party independent of the Confidential Information.  Nothing herein shall be construed to prohibit either party from disclosing the Confidential Information pursuant to any court or governmental order, decree, regulation or statute.

Each party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other’s Confidential Information and that no reference to the terms and conditions of this Agreement may be made in any manner without the prior written consent of the other party; provided, however, that each party may disclose the terms and conditions of this Agreement:  (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the parties; (iv) in connection with a securities filing (provided that Monaco will consult with CDF to redact terms that CDF reasonably determines to be sensitive to CDF’s business); (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vi) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like; or (vii) consisting of the program rates set forth herein to Dealers.

9.             Default/Remedies.  The occurrence of any of the following events shall be deemed a “Default” under this Agreement:  (a) any party’s failure to pay when due any amount owed to another party hereunder or under any other agreement between CDF and Monaco within ten (10) days after receipt of notice from the other party of such default; (b) any party’s failure to perform or observe any material covenant, term or provision hereunder, and, if such default is capable of cure, such party fails to make effect a cure of the default within thirty (30)

days after receipt of notice from the other party of such default; (c) termination of the Guaranty or the Repurchase Agreement; (d) any party shall cease existence; (e) any party ceases or suspends all or a all or substantially all of its business to which this Agreement relates; (f) any party makes a general assignment for the benefit of creditors; (g) any party becomes voluntarily or involuntarily files a petition for bankruptcy under the Federal Bankruptcy Code, any state, federal or provincial insolvency law or any similar law; (h) any receiver is appointed for all or substantially all of the assets of any party; or (i) there is any material adverse change in any party’s financial condition.  Upon the occurrence of any Default, any party shall have the right, at its option, to immediately exercise one or more of the following remedies: (a) in the case of CDF, refuse to extend any further financing to Dealers; (b) terminate this Agreement; or (c) exercise any other rights it may have under the laws of the state governing this Agreement.

10.           Amendment, Changes and Modification.  This Agreement may be amended, changed or modified only as may be agreed upon in writing by Monaco and CDF from time to time.  The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof.

11.           Binding Effect.  This Agreement will be binding upon the parties, their successors and assigns, provided, however, that Monaco shall not assign or attempt to assign this Agreement, any other agreement or any of its interests under this Agreement, without the prior written consent of CDF, which consent will not be unreasonably withheld.

12.           Entire Agreement.  This Agreement and the Terms Letter embodies the entire agreement of the parties relating to the subject matter contained herein.  There are no promises, terms, conditions, obligations or warranties other than those contained in this Agreement and the Terms Letter.  This Agreement and the Terms Letter supersede all prior communications, representations or agreements, verbal or written, between the parties relating to this Agreement.

13.           Headings.  The headings to the sections of this Agreement are included only for the convenience of the parties and will not have the effect of defining, diminishing or enlarging the rights of the parties or affecting the construction or interpretation of any portion of this Agreement.

14.           Interpretation.  For the purpose of construing this Agreement, unless the context otherwise requires, words in the singular will be deemed to include words in the plural, and vice versa.

15.           Notices.  Any notice under the Agreement, will be in writing.  Any notice to be given or document to be delivered under the Agreement will be deemed to have been duly given upon delivery, if delivered in person or by any expedited delivery service which provides proof of delivery, upon tested telex or facsimile transmission, or on the fifth Business Day after mailing, if mailed by certified mail, return receipt requested, postage prepaid mail, addressed to CDF or Monaco at the appropriate addresses.  The addresses for notices are those set forth below or such other addresses as may be hereafter specified by written notice by the parties:

to CDF	GE Commercial Distribution Finance Corporation
2625 South Plaza Drive
Suite 201
Tempe, Arizona 85282
Attention: Leonard Buchan
Facsimile No.: (480) 829-3963

with a copy to:	GE Commercial Distribution Finance Corporation
5595 Trillium Boulevard
Hoffman Estates, Illinois 60192
Attention: General Counsel
Facsimile No.: (847) 747-7455

to Monaco:	Monaco Coach Corporation
91320 Industrial Way
Coburg, Oregon 97408
Attention: Chief Financial Officer
Facsimile No.: (541) 681-8039

16.           No Third Party Beneficiary Rights and Reliance.  No person or entity not a party to this Agreement, including any Dealer, will have any benefit under this Agreement nor have third-party beneficiary rights as a result of any of this Agreement, nor will any party be entitled to rely on any actions or inactions of CDF or Monaco or their agents, respectively, all of which are done for the sole benefit and protection of CDF or Monaco, respectively.

17.           Relationship of the Parties.  Neither CDF on the one hand nor Monaco on the other hand will be deemed a partner, joint venturer or related entity of the other by reason of this Agreement.

18.           Severability.  If any provision of this Agreement (either generally, or as to a specific application to a set of facts) will be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement (either in its entirety, or as to or the application of such provision to any other set of facts), but this Agreement will be construed as if such invalid, illegal or unenforceable provision never had been included in this Agreement.

19.           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and the parties hereto may execute this Agreement by signing any such counterpart.

20.           BINDING ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, the relationship resulting in or from this Agreement, the breach of any duties hereunder or any other relationship, transaction or dealing between the parties (collectively “Disputes”) will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  Any arbitration proceeding must be instituted, with respect to any Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident.  Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.  Notwithstanding the foregoing, this limitations provision will be suspended temporarily as of the date any of the following events occur with respect to Dealer or either party hereto and will not resume until the date the Dealer or either party hereto is no longer subject to:  (i) bankruptcy, (ii) receivership, (iii) any proceeding regarding an assignment for the benefit of creditors, or (iv) any legal proceeding, civil or criminal, which prohibits either party from foreclosing any interest it might have in the collateral of the Dealer.  Arbitration claims may be filed in any AAA office.  Notwithstanding the foregoing, the parties agree that either party may pursue claims against the other that do not exceed Fifteen Thousand Dollars ($15,000) in the aggregate in a court of competent jurisdiction.  Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to CDF at 5595 Trillium

Boulevard, Hoffman Estates, Illinois. 60192, Attention:  General Counsel; and (b) to any other party at the address specified herein; or such other address as the parties may specify from time to time in writing.  The parties agree that all arbitrators selected will be attorneys with at least five (5) years secured transactions experience.  A panel of three arbitrators shall hear all claims exceeding One Million Dollars ($1,000,000), exclusive of interest, costs and attorneys’ fees.  Each party hereby consents to a documentary hearing for all arbitration claims, by submitting the dispute to the arbitrator(s) by written briefs and affidavits, along with relevant documents.  However, arbitration claims will be submitted by way of an oral hearing, if any party requests an oral hearing within forty (40) days after service of the claim, and that party remits the appropriate deposit for AAA’s fees and arbitrator compensation within ten (10) days of making the request.  Each party agrees that failure to timely pay all fees and arbitrator compensation billed to the party requesting the oral hearing will be deemed such party’s consent to submitting the Dispute to the arbitrator on documents and such party’s waiver of its request for oral hearing. The site of all oral arbitration hearings will be in the Division of the Federal Judicial District in which AAA maintains a regional office that is closest to Monaco.  Any award rendered by the arbitrator(s) may be entered as a judgment or order and confirmed or enforced by either party in any state or federal court having competent jurisdiction thereof.  Nothing herein will be construed to prevent CDF’s or Monaco’s use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgment or provisional action or remedy relating to any Inventory for any current or future debt owed by either party to the other.  Any such action or remedy will not waive CDF’s or Monaco’s right to compel arbitration of any Dispute.  The non-prevailing party will pay all of the costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the prevailing party in any arbitration proceeding.  If either party brings or appeals any judicial action to vacate or modify any award rendered pursuant to arbitration or opposes the confirmation of such award and the party bringing or appealing such action or opposing confirmation of such award does not prevail, such party will pay all of the costs and expenses (including, without limitation, court costs, arbitrators fees and expenses and attorneys’ fees) incurred by the other party in defending such action.  Additionally, if either party brings any action for judicial relief in the first instance without pursuing arbitration prior thereto, the party bringing such action for judicial relief will be liable for and will immediately pay to the other party all of the other party’s costs and expenses (including, without limitation, court costs and attorneys’ fees) to stay or dismiss such judicial action and/or remove it to arbitration.  The failure of either party to exercise any rights granted hereunder shall not operate as a waiver of any of those rights.  This Agreement concerns transactions involving commerce among the several states.  The arbitrators will not be empowered to award exemplary or punitive damages.  The arbitrator(s) will decide if any inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein.  If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The agreement to arbitrate will survive termination of this Agreement.

21.           JURY TRIAL WAIVER; CONSENT TO JURISDICTION; PUNITIVE DAMAGE WAIVER. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY.  MONACO AND CDF WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING. SIMILARLY, IF THIS AGREEMENT OR A PARTICULAR DISPUTE HEREUNDER IS NOT SUBJECT TO ARBITRATION, MONACO HEREBY CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN ILLINOIS AND WAIVES ANY OBJECTION WHICH MONACO MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION OR PROCEEDING IN ANY SUCH COURT. THE PARTIES HEREBY WAIVE ANY RIGHT TO PUNITIVE DAMAGES OF ANY

KIND AGAINST THE OTHER IN ANY PROCEEDING OR AWARD, WHETHER IN ARBITRATION OR LITIGATION.

22.           Governing Law. The laws of the state of Illinois will govern this agreement and all transactions hereunder as to interpretation, enforcement, validity, construction, effect and in all other respects; provided, however, that the Federal Arbitration Act (“FAA”), to the extent inconsistent, will supersede the laws of such state and govern all arbitration proceedings hereunder.

IN WITNESS WHEREOF, the parties have, by their duly authorized officers, executed this Agreement as of the 28th day of June, 2005.

THIS AGREEMENT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGES WAIVER PROVISIONS

MONACO COACH CORPORATION

By:	/s/: John W. Nepute

Print Name: John W. Nepute

Title: President

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/: Leonard F. Buchan

Print Name: Leonard F. Buchan

Title: President, RV Group

Exhibit A

Risk Pool Designation

Dealer Name:

Pursuant to the Program Agreement between Monaco Coach Corporation and GE Commercial Distribution Finance Corporation, Dealer is placed in (check ☒ the applicable option):

☒                 Risk Pool A

☒                 Risk Pool B

The amount of Dealer’s credit facility for the indicated Risk Pool is $

Date:                      , 20

MONACO COACH CORPORATION	GE COMMERCIAL DISTRIBUTION
FINANCE CORPORATION

By:	By:

Print Name:	Print Name:

Title:	Title: